PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated September 29, 2015)	Registration No. 333-207190 and 333-207190-01

FNB FINANCIAL SERVICES, LP

$500,000,000

SUBORDINATED TERM NOTES AND DAILY NOTES

Pursuant to the prospectus, FNB Financial Services, LP is offering up to Five Hundred Million Dollars ($500,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the "New Notes"), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the "Company"). Renewals of Notes issued by the Company prior to 2005 and still outstanding carry the same interest rates as their corollary New Notes.

The following annual interest rates are applicable to both New Notes and Outstanding Notes effective JUNE 13, 2018

		ANNUAL INTEREST RATE	ANNUAL PERCENTAGE YIELD

Subordinated Daily Notes		0.90%	0.90%

Subordinated Special Daily Notes MINIMUM BALANCE $25,000.00		1.50%	1.51%

Subordinated JUMBO Daily Notes MINIMUM BALANCE $100,000.00		1.75%	1.76%

Subordinated Term Notes
3 Month		1.50%	1.51%
6 Month		1.60%	1.61%
9 Month		1.65%	1.66%
12 Month		1.75%	1.76%
15 Month		1.80%	1.81%
18 Month	SPECIAL	2.50%	2.52%
21 Month		N/A	N/A
24 Month		2.10%	2.12%
27 Month	SPECIAL	2.60%	2.63%
30 Month		2.15%	2.17%
36 Month		2.50%	2.52%
48 Month	SPECIAL	3.00%	3.03%
60 Month	SPECIAL	3.25%	3.29%
84 Month		3.25%	3.29%
120 Month	SPECIAL	4.25%	4.32%

This Prospectus Supplement is dated JUNE 13, 2018.